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                                                                      EX. 99-1

[LOGO OF MELLON BANK]                                 News Release

                                                      Corporate Affairs
          Media                   Analysts            One Mellon Bank Center
          -----                   ---------           Pittsburgh, PA 15258-0001
          Stephen K. Dishart      Donald J. MacLeod
          (412) 234-0850          (412) 234-5601

- - -------------------------------------------------------------------------------




FOR IMMEDIATE RELEASE

                  MELLON TO ACQUIRE LEASING BUSINESS FROM FORD

PITTSBURGH, Aug. 6, 1996--Mellon Bank Corporation today announced that it has reached a definitive agreement with Ford Motor Co. through which Mellon Bank, N.A. will acquire the Business Equipment Financing (BEF) unit of USL Capital Corporation, a Ford subsidiary, for about $1.7 billion.

         Upon completion of the transaction, which is expected to occur by the end of the third quarter, Mellon's Leasing Group will acquire USL Capital's Business Equipment Financing unit, a leading middle market leasing and financing provider of business and commercial equipment to more than 2,500 middle market companies. BEF is headquartered in San Francisco and has 143 employees and 32 offices across the country.

         "This acquisition significantly expands our leasing capabilities on a nationwide basis and complements our existing product line for our middle market customers, an important industry segment for us," said Jeffery L. Leininger, vice chairman for specialized lending, Mellon Bank Corporation. "Leasing provides a meaningful growth opportunity, and we're pleased to strengthen Mellon's national presence as a provider of leasing services."

         Mellon's Leasing Group currently markets a broad range of leasing and lease-related services to corporations throughout the United States with annual sales of more than $250 million, as well as to corporations in the Central Atlantic region and California with annual sales between $10 million and $250 million.

                                     --more--
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Mellon to Acquire USL Capital Leasing Portfolio
Aug. 6, 1996
Page 2

         With balance sheet assets of approximately $43 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.